Exhibit 10.3

Entropic Communications, Inc.

2009 Management Bonus Plan

Summary Description

PURPOSE

The purpose of the Entropic Communications, Inc. 2009 Management Bonus Plan, as may be amended or supplemented from time to time (as amended or supplemented, the “Plan”) is to align management’s interests with those of the stockholders of Entropic Communications, Inc., a Delaware corporation (the “Company”), and to financially reward and retain executive officers, vice presidents and designated senior-level employees for their contributions to the achievement of the Company’s objectives.

Under the Plan, bonuses will be earned based on the achievement of specified corporate goals, as well as individual performance.

PLAN EFFECTIVE DATE

The Plan is effective for the period beginning January 1, 2009 and ending December 31, 2009 (the “Plan Year”).

ELIGIBILITY

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All members of Executive Management set forth on Appendix A attached hereto, as may be amended from time to time (“Executive Management”), all vice presidents and certain senior-level employees of the Company and its subsidiaries who are designated by the Board of Directors of the Company (“Board”), Compensation Committee of the Board (“Compensation Committee”) or Executive Management, as applicable (the “Participants”), are eligible to participate under the Plan, except for those eligible under another Company bonus plan. A Participant’s eligibility to participate in the Plan may be terminated or suspended under certain circumstances which are described in detail under the section titled Plan Administration—Termination or Suspension of Eligibility;

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A Participant must be employed with the Company or its subsidiaries on or before September 30, 2009 and must be actively employed as of December 31, 2009 and on the date any bonus payment is made to be eligible under the Plan. The Board, Compensation Committee or Executive Management, as applicable, has the authority to recommend and authorize individual employees for participation in the Plan;

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A Participant will lose his or her eligibility to receive a bonus payment under the Plan upon the occurrence of any of the following: (i) termination of such Participant’s employment, whether voluntary or involuntary; (ii) such Participant’s transfer to a position that is not eligible for a bonus payment under the Plan; (iii) termination of the Plan by the Company; (iv) if Executive Management determines, at its sole discretion, that such Participant’s performance or behavior does not warrant any bonus payout; (v) during certain Inactive Employment Periods (as defined below), and (v) for other reasons as outlined under the section titled Plan Administration;

•	Contract employees, temporary employees and interns are not eligible to participate in the Plan.

TARGET BONUS

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The target bonus that each Participant is assigned (the “Target Bonus”) is the annualized amount that would be paid to such Participant under the Plan if Company Metrics (as defined below) are funded at 100% (i.e., the full amount of the Target Bonus will be payable, subject to adjustment based on the Participant’s performance during the Plan Year and other adjustments that may be applicable as described elsewhere in the Plan), such Participant is assigned an Individual Performance Multiplier (as defined below) of 1.0 (i.e., such Participant’s individual performance meets expectations) and such Participant is eligible to participate in the Plan throughout the entire Plan Year. Except as described in the following paragraph, the Target Bonus is measured as a percentage of a Participant’s base cash salary, or determined according to another method established by the Compensation Committee. The percentages used to calculate the Target Bonus of the individuals identified in Appendix B attached hereto (the “Named Executive Officers”) are set forth next to such individual’s name on Appendix B hereto.

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The Target Bonus will be pro-rated based on the Participant’s dates of employment, any Inactive Employment Period and other ineligible periods during the Plan Year. If a Participant has any Inactive Employment Periods during the Plan Year, or such Participant’s base salary was adjusted at any time after June 30, 2009, the Target Bonus for such Participant will be determined as a percentage of such Participant’s Actual Eligible Earnings, instead of such Participant’s annual base salary. As used herein, “Actual Eligible Earnings” means, with respect to each Participant, base salary earnings that are reported on such Participant’s W-2 for the Plan Year.

PERFORMANCE MEASURES

The bonus payment that a Participant is eligible to receive under the Plan depends on the extent to which the Company achieves specific financial goals and specific key milestones goals (such goals collectively, the “Company Metrics”), and the rating assigned to each Participant for his or her individual performance for the Plan Year. The Company Metrics, as approved by the Compensation Committee, are the same for all Participants and are as follows:

Company Metrics	Weighting (expressed as a percentage of the Target Bonus)	Minimum Threshold that Must be Met for Payout
Achievement of revenue/operating profit goals (“Revenue/Operating Profit Metric”)	70%	95.65% of 2009 AOP Revenue Target and achievement of Operating Profit Target as shown in Table A
Achievement of non-financial milestones (“Key Milestones Metric”)	30%	86.96% of 2009 AOP Revenue Target

A. Revenue/Operating Profit Metric (weighted 70% of the Target Bonus). Whether or not Revenue/Operating Profit Metric is met is based on the extent to which the Company meets its target revenue (“2009 AOP Revenue Target”) and target non-GAAP operating profit (“2009 Operating Profit Target”), in each case, as set forth in the Company’s 2009 Annual Operating Plan (“AOP”) approved by the Board. A minimum level of revenue and a minimum level of non-GAAP operating profit must be achieved for the Plan to fund this metric. If such minimum levels of revenue and non- GAAP operating profit are not achieved, the Revenue/Operating Profit

Metric will not be funded. If the specified minimum levels of revenue and operating profit are both achieved, the Plan funds this metric according to Table A – Revenue/Operating Profit Metric below.

TABLE A – Revenue/Operating Profit Metric

Extent to which 2009 AOP Revenue Target is met	Extent to which 2009 Operating Profit Target is met	Target Payout (as % of Revenue/Operating Profit Metric weighting)
95.65% of 2009 AOP Revenue Target (Threshold Revenue)	Operating profit >/ = breakeven in the fourth quarter of 2009	40% of 70%
2009 AOP Revenue Target	Operating profit >/ = breakeven in the fourth quarter of 2009	50% of 70% Capped
2009 AOP Revenue Target	2009 Operating Profit Target	50% of 70%
113.04% of 2009 AOP Revenue Target	2009 Operating Profit Target	80% of 70%
121.74% of 2009 AOP Revenue Target	2009 Operating Profit Target	100% of 70%

1)	No bonus will be paid under the Revenue/Operating Profit Metric unless the Company attains 95.65% of its 2009 AOP Revenue Target (or “Threshold Revenue”) and breakeven non-GAAP operating profit in the fourth quarter of 2009.

2)	If the Company attains its Threshold Revenue and breakeven non-GAAP operating profit in the fourth quarter of 2009, the Revenue/Operating Profit Metric will begin to fund at 40% of this metric’s weighting, or 28% of the Target Bonus (40% * 70%), and pay linearly between 40% and 50% for any revenue that the Company achieves that ranges between the Threshold Revenue and the 2009 AOP Revenue Target.

3)	If the Company attains its 2009 AOP Revenue Target and does not achieve the 2009 Operating Profit Target, then, so long as the Company achieves breakeven non-GAAP operating profit in the fourth quarter of 2009, the Revenue/Operating Profit Metric will fund at 50% of this metric’s weighting, or 35% of the Target Bonus (50% * 70%) and shall be capped at 50%.

4)	Based on the above table, assume for illustrative purposes that the Company attains its 2009 AOP Revenue Target and exceeds its 2009 Operating Profit Target. In this case, the Revenue/Operating Profit Metric will begin to fund at 50% of this metric’s weighting, or 35% of the Target Bonus (50% * 70%) and will pay linearly for revenues above 113.04% of the 2009 AOP Revenue Target. That is, for every 1% of revenue achieved above 113.04% of the 2009 AOP Revenue Target, the Revenue/Operating Profit Metric would fund an additional .43%, or .30% of the Target Bonus (.43% * 70%). For example, the Revenue/Operating Profit Metric will fund at 80% of this metric’s weighting, or 56% of the Target Bonus (80% * 70%), at revenues at 113.04% of the 2009 AOP Revenue Target and will fund at 100% of this metric’s weighting, or 70% of the Target Bonus (100% * 70%), at revenues at 121.74% of the 2009 AOP Revenue Target.

The Compensation Committee may adjust for the purposes of this Plan the 2009 AOP Revenue Target and the 2009 Operating Profit Target in such manner as it shall determine in its discretion in the event the Company acquires another company or business during the Plan Year and/or to reflect other unusual events that occur during the Plan Year.

B. Key Milestones Metric (weighted 30% of the Target Bonus). For the purposes of the Plan, the Key Milestones Metric is comprised of six non-financial Company objectives (the “Key Milestones”) approved by the Board. These Key Milestones are deemed to be important to the Company’s strategy. For the Key Milestones Metric to fund at all, the Company must attain a minimum revenue of 86.96% of the 2009 AOP Revenue Target. Assuming that the Company achieves the minimum revenue required to fund this metric, upon achievement of each Key Milestone, a specified percentage of the Key Milestone Metric weighting attributable to such Key Milestone will become payable, independent of whether other Key Milestones have been achieved.

The Compensation Committee may adjust for the purposes of this Plan the Key Milestones in such manner as it shall determine in its discretion in the event the Company acquires another company or business during the Plan Year and/or to reflect other unusual events that occur during the Plan Year.

C. Individual Performance Multiplier. Each Participant will be evaluated for his or her performance during the Plan Year and will be assigned a performance rating ranging from “1” (representing exceptional performance) to “4” (representing performance that partially meets expectations). A Participant whose performance fails to meet expectations will be given a “>4” rating. Each Participant’s performance rating will be assigned by such Participant’s manager (or, in the case of the Chief Executive Officer (“CEO”), by the Board or the Compensation Committee) and approved by the Participant’s Vice President and the CEO. Based on the Participant’s performance rating, an Individual Performance Multiplier (“IPM”) will be assigned to such Participant as indicated in Table B – IPM below. The IPM is used as a multiplier in the calculation of each Participant’s bonus earned.

TABLE B – IPM

Performance Rating	IPM
1 = Individual Participant performance that is exceptional	1.2
2 = Individual Participant performance that exceeds expectation	1.1
3 = Individual Participant performance that meets expectations	1.0
4 = Individual Participant performance that partially meets expectations	.80
> 4	0

The Board, Compensation Committee or Executive Management, as applicable, approves all performance ratings and reserves the right, at its discretion, to modify any performance rating assigned to any Participant.

CALCULATION OF BONUS

The bonus payout earned by each Participant under the Plan will be a percentage of the Participant’s Target Bonus (the “Participant Bonus Earned”), and such percentage will be determined based on the extent to which the Company achieves the Company Metrics and the performance rating that a Participant receives for his or her performance during the Plan Year.

The Participant Bonus Earned is determined in the following manner. Following the end of the Plan Year

1.	Evaluate and confirm Participant eligibility.

2.	Determine if the minimum levels of revenue and operating profit required to fund the Revenue/Operating Profit Metric have been attained. If these minimum levels have been attained:

a.	Determine the actual revenue and non-GAAP operating profit achieved by the Company for the Plan Year (the “Actual Performance”). The Actual Performance shall be based on non-GAAP measures as reported in the Company’s financial statements. Based on this determination, calculate the percentage of the Revenue/Operating Profit Metric weighting that applies (the “Revenue/Operating Profit Percentage”).

b.	Determine the extent to which Key Milestones have been achieved. The achievement of Key Milestones shall be determined by a qualitative evaluation conducted by the CEO and approved by the Compensation Committee. Each Key Milestone shall be evaluated for attainment independently and funded accordingly. Based on this determination, calculate the percentage of the Key Milestone Metric weighting that applies (the “Key Milestone Percentage”).

3.	Evaluate such Participant’s individual performance and assign an IPM in accordance with Table B.

4.	The bonus payment that is payable to such Participant is determined by the following formula:

(Revenue/Operating Profit Percentage + Key Milestone Percentage) * IPM * Target Bonus

5.

The exception is the Vice President, Worldwide Sales who shall be eligible for a mid-year payout based on the extent to which the Company attains the Revenue/Operating Profit Metric following the end of the second quarter of the Plan Year. The payout may not exceed 70% of his mid-year bonus potential; in other words, the Revenue/Operating Profit Metric shall be measured based on the Company’s year-to-date results measured against the revenue targets and non-GAAP operating targets set in the AOP for the same periods, provided that the mid-year payment to the Vice President, Worldwide Sales shall not exceed 35% of his Target Bonus (i.e., 70% of his mid-year bonus potential of 50% of Target Bonus). The

Participant Bonus Earned by the Vice President, Worldwide Sales for the Plan Year shall be calculated according to the same method as applied to all other Participants and any mid-year payment received by him shall be deducted from the final bonus payout.

6.	The CEO shall have the responsibility to review and approve the Participant Bonus Earned by each Participant prior to any payment under the Plan, except for the CEO payment which must be reviewed and approved by the Compensation Committee.

7.	Proration of Bonus. Assuming the Participant meets all eligibility criteria, the Participant Bonus Earned will be prorated under the following circumstances:

a)	The Participant becomes eligible under the Plan after the first day or the Plan Year; in such case the Participant Bonus Earned will be prorated based on the number of full months during which the Participant was eligible under the Plan, unless described otherwise in writing in the Participant’s Offer Letter;

b)	The Participant has periods of inactive employment defined as any period of employment during which a Participant has ceased to have the responsibility or authority to perform the operational duties of the Participant’s position, but Participant’s employment has not been terminated; this shall include any periods of leave of absence or the period during which the Participant has been provided notice of termination but is no longer actively providing substantial services to the Company (the “Inactive Employment Period”); in such case the Participant Bonus Earned shall be prorated by deducting the Inactive Employment Period from period eligible under the Plan to determine the number of full months during which the Participant was eligible under the Plan;

c)	The Participant transfers to a position that is not eligible under the Plan or to another Company bonus plan; in such case the Participant Bonus Earned under the Plan will be prorated based on the number of days (based on a 360 day calendar year) the Participant was eligible under the Plan;

d)	The Participant is placed on the formal Performance Improvement or Performance Development Plan (“Performance Plan”); in such case the Participant shall be ineligible during the period under the Performance Plan and until such time as the Participant’s performance level has returned to satisfactory level as determined by the Participant’s department head (or, in the case of the CEO, the Board). For Participants who are on a Performance Plan at any time during the Plan Year or prior to the payment of any bonus under the Plan, it is at the discretion of Executive Management, the Board or the Compensation Committee, as applicable, if the Participant shall be eligible for a bonus under the Plan, and if eligible, whether the Participant Bonus Earned shall be paid according to the calculation set forth above or a lower amount.

PLAN ADMINISTRATION

A.	Termination or Suspension of Eligibility. Unless approved by the Board or the Compensation Committee, a Participant’s eligibility to receive any payment (whether in whole or in part) under the Plan terminates or is suspended upon the occurrence of any of the following:

1)	The Participant is terminated for any reason or resigns voluntarily prior to December 31, 2009. The exception is the Vice President, Worldwide Sales, who shall be eligible for a mid-year payout if he remains employed and is otherwise eligible for a bonus payout on June 30, 2009 and the mid-year payout date applicable only to him;

2)	The Participant is not actively employed by the Company on December 31, 2009; or Participant is not actively employed on the bonus payout date, which is generally within 75 days of the end of the Plan Year;

3)	Participant is on a formal Performance Plan;

4)	The Participant is not an active employee;

5)	The Participant seriously or egregiously violates any Company policies or generally accepted standards of conduct or ethics.

All bonus payments suspended under this section will not be paid until (i) the Board, Compensation Committee or Executive Management, as applicable, determines that a Participant’s eligibility should be reinstated or (ii) until the Participant otherwise returns to eligibility.

B.	Payment Deferrals.

1)	Leave of Absence. Participants on an approved personal or statutory leave on the applicable bonus payout date will not receive payment until the Participant returns to active employment in good standing. Any withheld bonus payment will be made upon such Participant’s return to active employment and will be made within 30 days following the return to active employment. Wages earned during a leave of absence exceeding 30 days in duration will not be considered in the calculation of the bonus payment.

2)

Performance Plans. Participants on a formal Performance Plan on the applicable bonus payout date will not receive payment until the Participant returns to satisfactory performance, as determined by the Participant’s department head, for a minimum of 60 days. Any withheld bonus payment will be made within 30 days following the end of the 60th day of satisfactory performance.

C.	Interim Payment of Bonus. The Company reserves the right to make an interim or partial bonus payment to eligible Participants during the Plan Year. Any interim or partial payment will be deducted from the total bonus payment due under the Plan on the applicable bonus payout date. Participants must meet all eligibility requirements to be eligible for an interim or partial bonus payment. The decision to make of any partial payment will be at the sole discretion of the Board, Compensation Committee or Executive Management, as applicable.

D.	Discretionary Bonus. The Company retains the right to award additional incentive compensation outside the Plan without regard to the minimum performance metrics or annual maximum limits set forth in the Plan. All payments made pursuant to the Plan are made at the discretion of the Board, the Compensation Committee or Executive Management, as applicable.

E.	Plan Changes. The Compensation Committee reserves the right, at its sole discretion, with or without notice, to modify, suspend, amend or cancel the Plan in total or in part and at any time. Any changes or exceptions to the Plan must be approved in a written document approved by the CEO or the Compensation Committee, as applicable.

F.	Management Judgment and Plan Interpretation. In all cases, the CEO, Board and the Compensation Committee reserve the right to interpret the Plan terms, conditions and documentation, and, at their discretion, may reduce, modify or withhold payments based on individual performance or modifications to the Plan. In the event of a dispute regarding the Plan by any Participant other than the members of Executive Management, the CEO shall have the authority to adjudicate disputes regarding the Plan and his decision shall be final and conclusive; disputes by the members of Executive Management shall be adjudicated by the Compensation Committee and their decision shall be final and conclusive.

G.	Chargeback Provision. The Company retains the right for a period of three years or the length of the Participant’s employment, whichever is shorter, to recover or charge back any bonus payment(s) made to Participants which are subsequently found to be unearned for any reason, including restatement of financial results, customer returns, overpayments and calculation errors. The amount to be recovered shall be deducted from future bonus or salary payments at the Company’s discretion.

H.	Claw Back Provision. The Company reserves the right to cancel or require reimbursement of any bonus payments made to any Named Executive Officer if such Named Executive Officer has engaged in misconduct that required the Company to restate its financial results or if such individual’s incentive pay would have been lower had the results been properly reported.

I.	Entire Agreement. This Plan is the entire agreement between the Company and the Participants regarding the subject matter of this Plan and supersedes all prior compensation or bonus plans or any written or verbal representations regarding the subject matter of this Plan.

J.	Procedures and Practices. A copy of the Plan will be made available to all eligible Participants.

K.	Employment at Will (US Participants Only). Neither the contents of this Plan or any other Company policies, procedures or practices, whether written or verbal, or the acceptance or continuance of employment constitutes a contract of employment for or promise to employ any individual, nor do they create an implied duty or contractual obligation between an employee and the Company. Employment continues at the will of the Participant and the Company, and can be terminated by either the Company or the Participant, for any reason or for no reason, at any time. No Participant of the Company may enter into any contract or agreement which is contrary to this condition of “at will” employment, except by written approval of the CEO.

L.	Form of Payment; Tax Withholding. A Participant Bonus Earned, if any, shall be paid in cash, unless otherwise specified by the Board or the Compensation Committee. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a payment pursuant to this Plan.

APPENDIX A

MEMBERS OF EXECUTIVE MANAGEMENT

Executive Officer	Title

Patrick Henry	Chief Executive Officer and President

David Lyle	Chief Financial Officer

Vinay Gokhale	Senior Vice President, Marketing and Business Development

Lance Bridges	Vice President and General Counsel

Michael Economy	Vice President, Worldwide Sales

Itzhak Gurantz	Chief Technology Officer

Dale Hancock	Vice President, Engineering

Anton Monk	Vice President, Technology

Kurt Noyes	Vice President, Finance and Chief Accounting Officer

Timothy Pappas	Vice President, Operations

Suzanne Zoumaras	Vice President, Human Resources

APPENDIX B

PERCENTAGES FOR CALCULATING TARGET BONUS OF NAMED EXECUTIVE OFFICERS

Executive Officer	Title	Target
Patrick Henry	Chief Executive Officer and President	55%

David Lyle	Chief Financial Officer	35%

Itzhak Gurantz	Chief Technology Officer	30%

Lance Bridges	Vice President and General Counsel	35%

Michael Economy	Vice President, Worldwide Sales	85%

Kurt Noyes	Vice President, Finance and Chief Accounting Officer	25%